EXECUTION VERSION

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into, as of the last date both parties have signed this Agreement (the “Execution Date”), by and between Grow Capital, Inc., a Nevada corporation (the “Employer”), on behalf of itself, its subsidiaries, and other corporate affiliates, and each of their respective employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to as the “Employer Group”), and Wayne Zallen (the “Employee”), residing at 722 W. Dutton Road, Eagle Point, OR 97524 (the Employer and the Employee are collectively referred to as the “Parties”).

WHEREAS, the Employee’s last day of employment with the Employer was January 28, 2019 (the “Employment Separation Date”);

WHEREAS, the Employee’s last day as a director of Employer was April 29, 2019 (the “Director Separation Date” and together with the Employment Separation Date, the “Separation Dates”);

WHEREAS, the Wayne A. Zallen Trust, u/a/d 10/24/14, Wayne A. Zallen, Trustee (the “Trust”) has entered into that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated September 30, 2019, by and between the Trust and Employer pursuant to which the Trust will acquire WCS Enterprises, LLC (“WCS”) from Employer (the “Acquisition”) in exchange for shares of common stock of the Employer; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.No Representation. After the applicable Separation Dates, the Employee will not and has not represented himself as being an employee, director, officer, attorney, agent, or representative of the Employer Group for any purpose; except, however, since the applicable Separation Dates from time to time the Employee has, with the knowledge of the Employer, performed services with respect to WCS and Smoke On the Water Inc. (“Smoke”), both of which are wholly-owned subsidiaries of Employer. Except as otherwise set forth in this Agreement, the Employment Separation Date was the employment termination date for the Employee for all purposes, meaning, the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group.

2. Return of Property . The Employee warrants and represents that he has returned all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other Employer Group property in the Employee’s possession.

3. Employee Representations . The Employee specifically represents, warrants, and confirms that the Employee:

(a)has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;

(b)as of the Execution Date, will have been paid for all hours worked for the Employer Group;

(c)as of the Execution Date, will have received all salary, wages, commissions, bonuses, and other compensation due to the Employee, including, without limitation, the Employee’s final payroll check for salary through and including the Separation Date; and

(d)has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group.

4. Release .

(a)Employee’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee’s heirs, executors, representatives, administrators, agents, and assigns, and the Trust (collectively, the “Employee Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer Group, including each member of the Employer Group’s subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the “Employer Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Employee Releasors may have or have ever had against the Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment, service as a director of the Employer, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including, but not limited to:

(i)any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), Section 659A.030 of the Oregon Revised Statutes, and all applicable state and local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii)any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(iii)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)any and all claims for monetary or equitable relief, including but not limited to back pay, any payroll taxes owed in connection with any unpaid back pay, attorneys’ fees, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

However, this general release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) any claims the Employee may have under this Agreement or the Purchase Agreement; and (C) any indemnification and/or reimbursement claims against the Employer Group for third-party claims against the Employee made after the Execution Date based on facts or circumstances that arose prior to the Execution Date.

(b)Employer Group’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employer Group, irrevocably and unconditionally fully and forever waives, releases, and discharges the Employee, including Employee’s heirs, executors, representatives, administrators, agents, and assigns, and the Trust (collectively, the “Employee Released Parties”), from any and all Claims, that Employer Group may have or have ever had against the Employee Released Parties, or any of them, arising out of, or in any way related to the Employee’s hire, benefits, employment with the Employer Group, service as a director of the Employer, termination, or separation from employment with the Employer Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Employee’s execution of this Agreement, including, but not limited to:

(i)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(ii)any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.

(c)Specific Release of ADEA Claims. In further consideration of the benefits provided to the Employee in this Agreement, the Employee Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

(iii)the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv)the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired, and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Jonathan Bonnette at the Employer, jbonnette@growcapitalinc.com by email with a copy sent to Mark Coffin at Seyfarth Shaw LLP at mcoffin@seyfarth.com before the end of this seven-day period; and

(vii)the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement, including, but not limited to, the non-application of the release for third-party claims made after the date of this Agreement based on facts or circumstances that arose prior to the date of the execution of this Agreement.

5. Knowing and Voluntary Acknowledgment . The Employee specifically agrees and acknowledges that:

(a)the Employee has read this Agreement in its entirety and understands all of its terms;

(b)by this Agreement, the Employee has been advised to consult with an attorney before executing this Agreement and has consulted with such counsel as the Employee believed was necessary before signing this Agreement;

(c)the Employee knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(d)the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(e)the Employee is not waiving or releasing rights or claims that may arise after the Employee signs this Agreement, including, but not limited to, the claims specified in Section 4(a) above; and

(f)the Employee understands that the waiver and release in this Agreement is being requested in connection with the Employee’s separation of employment from the Employer Group.

The Employee further acknowledges that the Employee is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the 21-day period. Further, the Employee acknowledges that the Employee shall have seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Jonathan Bonnette at the Employer, jbonnette@growcapitalinc.com by email with a copy sent to Mark Coffin at Seyfarth Shaw LLP at mcoffin@seyfarth.com before the end of this seven-day period.

In the event of a revocation by the Employee, Employer Group shall have the option of treating this Agreement as null and void in its entirety.

Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs, without revoking, this Agreement (“Effective Date”).

6. Post-Termination Obligations and Restrictive Covenants .

(a)Acknowledgment

The Employee understands and acknowledges that by virtue of the Employee’s employment with the Employer Group, the Employee had access to and knowledge of Confidential Information (as defined in this Section), was in a position of trust and confidence with the Employer Group, and benefitted from the Employer Group’s goodwill. The Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer Group’s legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

(b)Confidential Information

The Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee may cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, operations, services, strategies, techniques, agreements, contracts, transactions, potential transactions, negotiations, know-how, trade secrets, financial information, results, accounting information, legal information, internal controls, customer information, customer lists, client information, client lists, and any confidential information of the Employer Group or its businesses, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is, or becomes, (i) generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf or (ii) shared with the Employee by a third-party that the Employee does not know is subject to confidentiality obligations to the Employer.  At such time, if any, that the Acquisition is consummated, then information concerning WCS shall no longer be included in, or otherwise considered as, Confidential Information pursuant to this Agreement.

(c)Disclosure and Use Restrictions.

(i)Employee Covenants. The Employee agrees and covenants:

(A)to treat all Confidential Information as strictly confidential;

(B)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group; and

(C)not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as allowed by applicable law or with the prior written consent of an authorized officer acting on behalf of the Employer Group (and then, such disclosure shall be made only within the limits and to the extent of such law or consent).

The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue after the Employee’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

(ii)Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure reasonably deemed by Employee to be required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer Group.

(iii)Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(iv)Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information to Employee’s advisors who are subject to confidentiality obligations and are subject to confidentiality requirements substantially similar to those set forth herein.

(v)Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(A)The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B)If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(d)Notwithstanding anything herein to the contrary in this Section 6, Confidential Information related to WCS Enterprises, LLC shall be subject to the confidentiality provisions of the Purchase Agreement and not this Section 6.

7. Non-Disparagement .

(a)The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

(b)The Employer agrees and covenants that the Employer Group shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Employee, WCS or the Employee’s businesses, or any of his or WCS’ employees and his or WCS’ existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.

This Section does not in any way restrict or impede the Employee or Employer Group from consulting with legal counsel or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Each of the Employee and the Employer shall promptly provide written notice of any such order to the other.

8. Remedies .

In the event of a breach or threatened breach by one of the Parties of any of the provisions of this Agreement, the breaching Party hereby consents and agrees that the non-breaching Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.  The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9. Successors and Assigns .

(a)Assignment by the Employer

The Employer may not assign this Agreement in whole or in part, without the written consent of the Employee, not to be unreasonably withheld. This Agreement shall inure to the benefit of the Employer and its successors and assigns. Any purported assignment by the Employer in violation of this Section 10(a) shall be null and void from the initial date of the purported assignment.

(b)Assignment by the Employee

The Employee may not assign this Agreement in whole or in part, without the written consent of the Employer, not to be unreasonably withheld.  This Agreement shall inure to the benefit of the Employee and his successors and assigns. Any purported assignment by the Employee in violation of this Section 10(b) shall be null and void from the initial date of the purported assignment.

10. Governing Law, Jurisdiction, and Venue . This Agreement and all matters arising out of or relating to this Agreement and the Employee’s employment by Employer, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of Oregon, without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the County of Jackson, State of Oregon.  The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

11. Entire Agreement . Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer Group and Employee relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Purchase Agreement or any agreement entered into in connection with the Acquisition, which shall remain in full force and effect.

12. Modification and Waiver . No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and the Employer. No waiver by either Party of any breach by any other Party of any condition or provision of this Agreement to be performed by any other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by any Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13. Severability . If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

The Parties further agree that any such court  is expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement. If such provision or provisions are not modified, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in it. The Parties expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

14. Captions . Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15. Counterparts . The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16. No Admission of Liability . Nothing in this Agreement shall be construed as an admission by the Employer Group or the Employee of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Employer Group and the Employee each specifically disclaims and denies any wrongdoing or liability to the other.

17. Notices . Unless specifically stated otherwise in this Agreement, all notices, waivers, and demands required under this Agreement shall be in writing and delivered to all other Parties, at the addresses below, by one of the following methods: (a) hand delivery, whereby delivery is deemed to have occurred at the time of delivery; (b) a nationally recognized overnight courier company, whereby delivery is deemed to have occurred at the time of delivery; or (c) electronic transmission (facsimile or email, with confirmation of receipt requested) provided that the transmission is completed no later than 4:00 p.m. Pacific Standard Time on a business day.

To Employer Group:	Grow Capital, Inc. 2485 Village View Drive, Suite 180 Henderson, NV 89074 Phone: (702) 830-7919 Attn: Jonathan Bonnette Email:jbonnette@growcapitalinc.com

with a copy to:	Seyfarth Shaw LLP 700 Milam Street, Suite 1400 Houston, Texas 77002 Telephone: (713) 225-2300 Attn: Mark W. Coffin Email: mcoffin@seyfarth.com
To Employee: with a copy to:

Wayne Zallen

722 W. Dutton Road

Eagle Point, OR 97524

Telephone: (541) 821-4556

Email:wildwaynez@gmail.com

Haynes and Boone, LLP

1050 17th Street

Suite 1800

Denver, CO 80265

Telephone: (720) 484-3712

Attn: Alan Talesnick
Email: Alan.Talesnick@haynesboone.com

18. Section 409A . This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer Group makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer Group be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

19. Acknowledgment of Full Understanding . THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EACH OF THE PARTIES FURTHER ACKNOWLEDGES THAT HIS OR ITS RESPECTIVE SIGNATURE

BELOW IS AN AGREEMENT TO RELEASE THE OTHER PARTY FROM ANY AND ALL CLAIMS TO THE EXTENT PROVIDED IN SECTIONS 4 AND 5 OF THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

GROW CAPITAL, INC.
By: /s/ Jonathan Bonnette Name: Jonathan Bonnette Title: Chief Executive Officer Dated: September 30, 2019
EMPLOYEE
/s/ Wayne Zallen Wayne Zallen Dated: September 30, 2019

[Signature Page to Separation and Release of Claims]